Exhibit 10.8.5

Date: May 22, 2012

To

Ormat Industries Ltd. (“OIL”)

Ormat Technologies Inc. (“OTec”)

Re: Non-Competition Undertaking

WHEREAS	Bronicki Investments Ltd. an Israeli company (Company no. 51-255064-1) (the “Seller”) and FIMI ENRG, Limited Partnership, a newly formed Israeli limited partnership and FIMI ENRG, L.P., a newly formed Delaware limited partnership (collectively, the “Buyer”), have executed on March 16, 2012 the Share Purchase Agreement with respect to the purchase of shares of OIL and will execute, at the Closing (as defined under the Share Purchase Agreement), the Shareholders Agreement (together, the “Transaction Documents”);

WHEREAS	the Transaction Documents set forth the Seller’s and the Buyer’s rights and obligations with respect to their joint control of OIL and their indirect control of OTec, a subsidiary of OIL; and

WHEREAS	the undersigned is a shareholder of the Seller which is the controlling shareholder of OIL, as well as an officer of OTec and a director of OIL and OTec.

NOW THEREFORE, the undersigned agrees as follows:

1.	This Undertaking shall be in addition to and shall not derogate from the undersigned’s non-compete obligations under his/her employment agreement with OTec, dated December 23, 2004, as amended from time to time (“Employment Agreement”).

2.	Until two (2) years following the later of (i) the termination of the undersigned’s services as a consultant to, and an officer of, both OIL and OTec, and (ii) the termination of the services of the last of Yehudit Bronicki, Lucien Bronicki and Yoram Bronicki as a consultant to or an officer of both of OIL and OTec (the “Restricted Period”), the undersigned undertakes that:

he will not, directly or indirectly, be employed by, consult to or otherwise perform services for, own, manage, operate, join, control or participate in the ownership, management, operation or control of or be connected with, in any manner, a Competitor (as defined below); provided however that nothing herein shall prevent the purchase or ownership by the undersigned of shares which constitute less than 2% of the outstanding securities of a publicly held entity, if the undersigned has no other relationship with such entity.

“Competitor” shall mean any entity and/or person engaged in the Field of Operation.

“Field of Operation” shall mean any activity and/or field of operations in which OIL or any subsidiary directly or indirectly owned thereby, is engaged at anytime within the 24 months prior to the time of termination of the undersigned’s services as an officer of or consultant to OIL or OTec.

3.	The provisions of this undertaking shall be subject to applicable law and, to the extent legally required, an exemption by the General Director of the Israel Antitrust Authority according to the Restrictive Trade Practices Law of 1988; provided, however, that if such exemption is not obtained, the duration of this Undertaking shall be shortened in writing to the maximum period permitted by law.

IN WITNESS WHEREOF, the undersigned executed this Undertaking as of the day and year first above written:

 /s/ Yoram Bronicki

Yoram Bronicki